EXHIBIT 11

                          NORTHWEST NATURAL GAS COMPANY

                Statement Re:  Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)

                                 Three Months Ended    Six Months Ended
                                      June 30,             June 30,
                                  ------------------   ----------------
                                     1995     1994       1995    1994
                                     ----     ----       ----    ----
Earnings Applicable to
 Common Stock                      $2,818    $1,708    $21,135  $19,748

Preference Stock Dividends              -        38          -       75
Debenture Interest Less Taxes         133       135        267      271
                                   ------    ------    -------  -------
Net Income Available for
 Fully-Diluted Common Stock        $2,951    $1,881    $21,402  $20,094
                                   ======    ======    =======  =======

Average Common Shares Outstanding  14,700    13,270     14,308   13,239

Stock Options                           9        18          9       21
Convertible Preference Stock            -       105          -      105
Convertible Debentures                404       409        404      409
                                   ------    ------    -------  -------
Fully-Diluted Common Shares        15,113    13,802     14,721   13,774
                                   ======    ======    =======  =======
Fully-Diluted Earnings Per
 Share of Common Stock             $0.20*    $0.14*      $1.45    $1.46
                                   ======    ======    =======  =======



Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each period.
Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.

*Anti-dilutive